UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): November 20, 2009 (November 16, 2009)

Comstock Homebuilding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 SUNSET HILLS ROAD, FIFTH FLOOR

RESTON, VIRGINIA 20910

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Receipt of a notice of delisting or failure to satisfy a rule or standard for continued listing on a national securities exchange or NASDAQ; or transfer of a listing

On November 16, 2009 the Company received notice from The NASDAQ Stock Market LLC that the NASDAQ Listing Qualifications Panel had granted the Company’s request to transfer the listing of its common stock from The NASDAQ Global Market to The NASDAQ Capital Market, which took effect with the open of business on Wednesday, November 18, 2009. The Company’s securities will continue to trade on The NASDAQ Stock Market under the symbol “CHCI.”

As previously announced, on August 24, 2009, the Company received notice that it no longer satisfied the $10 million stockholders’ equity requirement for continued listing on The NASDAQ Global Market. At a hearing before the Listing Qualifications Panel on September 23, 2009, the Company requested the transfer of its listing to The NASDAQ Capital Market pursuant to an exception. The NASDAQ Capital Market stockholders’ equity requirement is $2.5 million. On November 13, 2009, the Company filed its Quarterly Report on Form 10-Q for the period ended September 30, 2009 evidencing stockholders’ equity in excess of the minimum $2.5 million threshold. Pursuant to the Panel’s recent decision, the Company’s continued listing on the Capital Market is subject to, among other things, the Company evidencing continued compliance with the $2.5 million stockholders’ equity requirement. The Company is awaiting acknowledgement from NASDAQ that it has satisfied the $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market.

Separately, as announced on November 13, 2009, the Company received notice from NASDAQ that it does not satisfy the $1.00 minimum bid price requirement for continued listing on NASDAQ. The Company has until May 11, 2010 to regain compliance with the minimum bid price requirement.

On November 20, 2009, the Company issued a press release regarding the notice from NASDAQ, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release by Comstock Homebuilding Companies, Inc., dated November 20, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2009

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:	/S/ CHRISTOPHER CLEMENTE
Christopher Clemente, Chief Executive Officer